UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM C-AR

UNDER THE SECURITIES ACT OF 1933

(Mark one.)

☐ Form C: Offering Statement

☐ Form C-U: Progress Update

☐ Form C/A: Amendment to Offering Statement

☐ Check box if Amendment is material and investors must reconfirm within five business days.

☑  Form C-AR: Annual Report

☐ Form C-AR/A: Amendment to Annual Report

☐ Form C-TR: Termination of Reporting

Name of issuer

TAP SYSTEMS INC.

Legal status of issuer

Form

Corporation

Jurisdiction of Incorporation/Organization

Delaware

Date of organization

February 3, 2015

Physical address of issuer

177 E Colorado Boulevard, Pasadena, CA 91105

Website of issuer

https://tapwwithus.com

Current number of employees

13

	Most recent fiscal year-end	Prior fiscal year-end
Total Assets	3,123,776	2,860,735
Cash & Cash Equivalents	757,235	354,031
Accounts Receivable	5,748	0
Short-term Debt	5,596,717	4,501,858
Long-term Debt	275,000	275,000
Revenues/Sales	1,315,132	760,892
Cost of Goods Sold	681,984	271,771
Taxes Paid	0	0
Net Income	-2,592,346	-1,861,611

April 30, 2020

FORM C-AR

Tap Systems Inc.

This Form C-AR (including the cover page and all exhibits attached hereto, the "Form C- AR) is being furnished by Tap Systems Inc., a Delaware Corporation (the "Company," as well as references to "we," "us," or "our") for the sole purpose of providing certain information about the Company as required by the Securities and Exchange Commission ("SEC").

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.)  which requires that it must file a report with the Commission annually and post the report on its website at https://tapwithus.com no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by 1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, 2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, 3) filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, 4) the repurchase of all the Securities sold pursuant to Regulation CF by the Company or another party, or 5) the liquidation or dissolution of the Company.

Neither the Company nor any or its predecessors (if any) previously failed to comply with the ongoing reporting requirements of Regulation CF.

The date of this Form C-AR is April 30, 2020.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

Forward Looking Statement Disclosure

This Form C-AR and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give the Company's current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company's control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company's actual operating and financial performance may vary in material respects from the performance projected in these forward- looking statements.

Any forward-looking statement made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C- AR. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table of Contents

SUMMARY	6

The Business	6

RISK FACTORS	7

THE COMPANY AND ITS BUSINESS	16

Company Overview	16

Competition	18

DIRECTORS AND OFFICERS OF THE COMPANY	19

Employees of the Company	20

Indemnification	20

LITIGATION	21

OWNERSHIP AND CAPITAL STRUCTURE	21

Ownership	21

The Company's Securities	22

DILUTION	23

PREVIOUS OFFERINGS OF SECURITIES	23

REGULATORY INFORMATION	25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26

TRANSACTIONS WITH RELATED PERSONS	28

Financial Statements	29

Bad Actor Disclosure	29

SIGNATURE	30

EXHIBITS

About this Form C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide you with information different from that contained in this Form C-AR. You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form C-AR, regardless of the time of delivery of this Form C-AR. Our business, financial condition, results of operations, and prospects may have changed since that date.

Statements contained herein as to the content of any agreements or other document are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

SUMMARY

The Business

The following summary is qualified in its entirety by more detailed information that may appear elsewhere in this Form C-AR and the Exhibits hereto.

Tap Systems Inc. ("We," the "Company" or "Tap") is a Delaware Corporation, formed on February 3, 2015.  It was founded in 2015 by two veteran technology entrepreneurs, Dovid Schick and Sabrina Kemeny PhD. The Company's goal has been to create disruptive methodologies and tools that provide novel, innovative and efficient methods of communicating with Bluetooth-enabled devices, including smartphones, tablets, computers, smart watches, VR and AR consoles and smart TVs.

The Company's flagship product, the Tap Strap®, is a revolutionary wearable which turns any surface into a keyboard. Each time you tap your fingers, a character or command is sent to your Bluetooth-enabled device. Tap addresses an immediate market need for diverse use cases ranging from virtual reality to adaptive input for the blind and visually impaired.

In May 2016, Tap was unveiled for Beta testing and media promotion. The Company began shipping to customers in February 2018.

The Company recently introduced "Tap Strap 2," another breakthrough in interaction technology.  Tap Strap 2 is a more advanced, second generation, version of the Tap Strap that offers several powerful innovations, including AirMouse, the first plug-and-play gesture-based control system, and enhanced iPad integration.

The development of these products was spearheaded by Tap's research and development teams, consisting of seasoned software and hardware development talent.

On August 22, 2019, the Company commenced an offering of its shares on the StartEngine.com crowdfunding portal, pursuant to Reg CF (Regulation Crowdfunding) under which a maximum of $1,070,000 may be raised. In less than two months, the offering was fully subscribed. That offering was closed as of November 12, 2019.

The Company is located at 177 E Colorado Boulevard, Pasadena, CA 91105.

The Company's website is https://www.tapwithus.com.

The information available on or through our website is not a part of this Form C-AR.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The following risks are related to the Company's business and industry and are not intended, and shall not be deemed to be, a complete description of the commercial and other risks inherent in the investment in the Company.

We are an early stage company and have not yet generated any profits

Tap Systems was formed on February 3, 2015. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Tap Systems has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will  be profitable at any time in the future or, even if we are profitable, that we will generate sufficient revenues to  pay dividends to the holders of the shares.

We may not have sufficient capital and may be required to raise additional capital

We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit on favorable terms, or at all, when we need it, we could be forced to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity would require bringing on additional investors, which could necessitate pricing our equity below its current price.  If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced below its current price, your ownership percentage would be decreased as a result of the addition of more investors. If we are unable to find additional investors willing to provide capital, then it is possible that we will choose to cease our sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease our sales activity, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.

Our results of operations may be negatively impacted by the coronavirus outbreak

In December 2019, the 2019 novel coronavirus surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, Japan and Australia have initiated travel restrictions to and from China. The full impact of the outbreak is unknown and rapidly evolving.

We rely on third-party suppliers and manufacturers in China. This outbreak has caused some delays to our supply chain which is likely to result in our taking delivery of less Tap Straps in 2020 than we originally projected.  Furthermore, there is a risk that potential customers will delay or forego their purchase of our product in the current environment. These would likely impact our sales and operating results.  However, to date, the outbreak has not had a material adverse impact on our operations.

The future impact of the outbreak is highly uncertain and cannot be predicted.  A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products.  The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Any valuation at this stage is difficult to assess

Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and the Company's self-assessed value may be overpriced.

The Company's success is heavily dependent on certain key personnel

The Company is dependent on Dovid Schick, who is its CEO, and Sabrina Kemeny, who is its president, in order to execute its business plan. The loss of either Mr. Schick or Ms. Kemeny would have a material adverse impact on the Company's business, financial condition, cash flow and results of operations. The Company currently does not have an employment agreement with either Mr. Schick or Dr. Kemeny. While the Company intends to enter into such agreements with both individuals in the future, there can be no assurance that it will do so or that they will continue to be employed by the Company for any particular period of time. Furthermore, the Company has not purchased any key person insurance policies with respect to Mr. Schick or Dr. Kemeny. Therefore, if either were to die or become disabled, the Company would not receive any financial compensation to assist it with such person's absence. While the Company intends to purchase such insurance coverage on both individuals in the future, there can be no assurance that it will do so or that such coverage would be available or affordable.

Minority holder; securities with voting rights

The non-management shareholders of the Company are minority shareholders and therefore will have a limited ability to influence management's decisions on how to run the business and are trusting in management discretion in making good business decisions that will grow these shareholders' investments. Furthermore, in the event of a liquidation of our company, these shareholders will only be paid out if there is any cash remaining after all of the creditors of the Company have been paid out.

Our new product could fail to achieve our sales projections

Our growth projections are based on an assumption that with an increased advertising and marketing budget our products will be able to more rapidly gain traction in the marketplace. However, it is possible that the Tap Strap will fail to gain significant market acceptance for any number of reasons. If it fails to achieve significant sales and acceptance in the marketplace, it could materially and adversely impact the value of your investment.

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective

One of the Company's most valuable assets is its intellectual property.  The Company's owns one patent and five pending patents, as well as trademarks, copyrights, Internet domain names, and trade secrets. Intellectual property is a complex and uncertain field of law. It is possible that competitors will be able to design around our intellectual property, find prior art to  invalidate it,  or render the  patents unenforceable through some other mechanism. If competitors are able to bypass our intellectual property protection without obtaining a sublicense, it is likely that the Company's value will be materially and adversely impacted. This could also impair the Company's ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

The transferability of Shares purchased in the Company's Regulation CF offering is limited

Any Common Stock that was purchased through the Company's Regulation CF offering, conducted in 2019, are subject to SEC limitations of transfer. This means that those Shares cannot be resold for a period of one year. The exception to this rule is if you are transferring the stock back to the Company, to an "accredited investor," as part of an offering registered with the Commission, to a member of your family, trust created for the benefit of your family, or in connection with your death or divorce.

Investments made in the Company's Regulation CF offering could be illiquid for a long time

Shareholders who purchased Shares in the Company's Regulation CF offering, conducted in 2019, should be prepared to hold this investment for several years or longer. For the 12 months following such purchase there are restrictions on how you can resell the securities you receive. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. While the Company may be acquired by an established player in the industry, that may never happen or it may happen at a price that results in you losing money on this investment.  Furthermore, in the event of an underwritten public offering of the Company's Common Stock, then during the 180-day period following the effective date of  such public offering (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), if requested by the Company, you will not be permitted to sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any of the Company Shares that you hold.

Interest on debt securities could increase costs and negatively impact operating results

Preferred stock could be issued by the Company from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms that are likely to be more favorable than the terms of your investment, and possibly a lower purchase price per share.

Projections: Forward Looking Information

Any projections or forward-looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management's best estimate of the probable results of our operations and will not have been reviewed by our independent accountants. These projections will be based on assumptions which management believes are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management's control. Therefore, actual results of operations will vary from such projections, and such variances may be material.

Any projected results cannot be guaranteed

Developing new products and technologies entails significant risks and uncertainties.  Delays or cost overruns in the production and shipping of our Tap Strap and future products, if any, and failure of the products to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could have a material adverse effect on our operating performance and results of operations.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business

To be successful, the Company requires capable people to run its day to day operations, in addition to Mr. Schick and Dr. Kemeny.  As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal,  human resources and other areas. Depending on the economic environment and the Company's performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit.  If we are unable to attract, hire and retain the right talent or make too many  hiring  mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

We rely on third parties to provide services essential to the success of our business

We rely on third parties to provide a variety of essential business functions for us, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers' operations could materially and adversely affect our business. As a result, the Company could be adversely impacted by our reliance on third parties and their performance.

Litigation

The Company is currently a party to several related lawsuits, all venued in Israel, brought by Ran Poliakine, directly or through entities he controls.  Mr. Poliakine was one of the Company's three co-founders and all of these lawsuits relate, directly or indirectly, to his termination by the Company's Board of Directors in December 2017.

In December 2017, Mr. Poliakine filed a lawsuit in the District Court of Jerusalem (Israel) naming as Defendants the Company, its senior management and its wholly-owned Israeli subsidiary.  On October 31, 2019, this suit was dismissed by the court, without prejudice, on jurisdictional grounds, and Mr. Poliakine was ordered to pay expenses of NIS 20,000.

Additionally, on January 31, 2018, a company wholly-owned by Mr. Poliakine, Six Eye Interactive Ltd., filed a lawsuit in the District Court of Jerusalem (Israel) alleging breach of contract and naming as Defendants the Company, its senior management and its wholly-owned Israeli subsidiary.  Subsequently, on April 18, 2018, the Company and its subsidiary filed a counterclaim against Six Eye Interactive.  On January 28, 2020, the court informed the parties  that it would be scheduling a mediation session in an attempt to foster  settlement; however, no date has yet been set because of the current Coronavirus pandemic.

The Company believes that the foregoing lawsuits are without merit, has retained counsel and has been vigorously defending against plaintiff's claims. The Company does not believe that they will result in any material adverse outcome to the Company.  However, these lawsuits are subject to inherent uncertainties and management's view of these matters may change in the future.

There are two additional suits arising out of  Mr. Poliakine's termination by the Company's Board of Directors in December 2017, filed in the Jerusalem Regional Labor Court.  While they are related to the above suits, neither the Company nor its senior management nor its Israeli subsidiary are parties to either of these actions.  On February 4, 2018,  Six Eye Interactive filed suit in the Jerusalem Regional Labor Court, naming as Defendants seven of Six Eye's former employees, some of whom went on to work at the Company. This suit alleges that these former employees  breached certain obligations to Six Eye.  Currently, this case is effectively on hold, pending mediation.  Additionally, a separate lawsuit was filed on August 14, 2019 in  the Jerusalem Regional Labor Court by seven former Six Eye employees naming as Defendant Six Eye Interactive. This suit alleges that Six Eye failed and refused to make certain required payments to Plaintiffs, including salary.  In this action, the parties are currently in mediation.

Additionally, in the normal course of business, the Company could become involved in various lawsuits and legal proceedings. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business.

The Company Does Not Anticipate Paying Any Cash Dividends for the Foreseeable Future

To date, the Company has not paid any dividends to its shareholders. It currently intends to retain future earnings, if any, to support its business and does not intend to pay any dividends to its shareholders in the foreseeable future.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies

We are not required to complete an attestation about our financial controls that would be required of public companies under Section 404 of the Sarbanes-Oxley Act of 2002; nor do we have the internal infrastructure necessary to complete such an attestation. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management's time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We may not be able to adapt to new content distribution platforms and to changes in consumer behavior resulting from these new technologies

We must successfully adapt to technological advances in our industry, including the emergence of alternative mobile communication platforms. Our ability to exploit new platforms and technologies will affect our ability to maintain or grow our business and may increase our capital expenditures. Additionally, we must adapt to changing consumer behavior driven by these advances. Such changes may impact the revenue and profits that we are able to generate.

Our outstanding loan agreements are secured by the Company's assets and may affect our ability to borrow in the future

There are currently outstanding convertible loans to the Company in the aggregate amount of $4,940,000, consisting of aggregate loans of $4,825,000 borrowed by the Company from its CEO, a loan of $100,000 borrowed by the Company from a former officer, and a loan of $15,000 borrowed by the Company from outside investors. The Company's obligations under the majority of these loans are secured by a first priority security interest in all of the Company's personal property and other assets. The applicable loan and security agreements limit the Company's ability to grant or allow the imposition of any other lien or security interest upon the collateral. This may restrict or limit the ability of the Company to borrow additional funds until such time as these currently outstanding loans are repaid in full or converted into equity.

Our business projections are only projections

There can be no assurance that the Company will meet our projections. There can be no assurance that the Company will be able to find sufficient demand for our product, or even if we do, that we will be able to make a profit. To date, the Company has not had any profits.

Terms of subsequent financings may adversely impact your investment

We will likely need to engage in common equity, debt, or preferred stock financings in the future, which may reduce the value of each share of the Company's Common Stock. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms that are likely to be more favorable than the terms of your investment, and possibly a lower purchase price per share.

Developing new products and technologies entails significant risks and uncertainties

Delays or cost overruns in the production and shipping of our Tap Strap and future products, if any, and failure of the products to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

Minority Holder; Securities with Voting Rights

The Common Stock that an investor is buying has voting rights attached to them. However, you will be part of the minority shareholders of the Company and therefore will have a limited ability to influence management's decisions on how to run the business. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of the Company have been paid out.

Our new product could fail to achieve the sales projections we expected

Our growth projections are based on an assumption that with an increased advertising and marketing budget our products will be able to more rapidly gain traction in the marketplace. However, it is possible that the Tap Strap will fail to gain significant market acceptance for any number of reasons. If it fails to achieve significant sales and acceptance in the marketplace, it could materially and adversely impact the value of your investment.

We may face potential difficulties in obtaining capital

We may have difficulty raising needed capital in the future as a result of, among other factors, our lack of an approved product and revenues from sales, as well as the inherent business risks associated with our company and present and future market conditions. While our company generates revenue, future sources of revenue may not be sufficient to meet our future capital requirements. We will require additional funds to execute our business strategy and conduct our operations. If adequate funds are unavailable, we may be required to delay, reduce the scope of or eliminate one or more of our research, development or commercialization programs, product launches or marketing efforts, any of which may materially harm our business, financial condition and results of operations. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. There is no guarantee that we will be able to raise additional capital, whether through a debt or equity financing, on favorable terms or at all. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

The development and commercialization of our products is highly competitive

We face competition with respect to any products that we may seek to develop or commercialize in the future. Our competitors include major companies worldwide. Many of our competitors have significantly greater financial, technical and human resources than we have and superior expertise in research and development and marketing approved products and services and thus may be better equipped than us to develop and commercialize products and services. These competitors also compete with us in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position, the likelihood that our products/services will achieve initial market acceptance and our ability to generate meaningful additional revenues from our products.

We depend on third party providers, suppliers and licensors to supply some of the hardware, software and operational support necessary to provide some of our services

We obtain these materials from a limited number of vendors, some of which do not have a long operating history or which may not be able to continue to supply the equipment and services we desire. Some of our hardware, software and operational support vendors represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors' capacity or if these vendors experience operating or financial difficulties, or are otherwise unable to provide the equipment or services we need in a timely manner, at our specifications and at reasonable prices, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our customers. These events could materially and adversely affect our ability to retain and attract customers, and have a material negative impact on our operations, business, financial results and financial condition.

Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving the Company's products and services and maintaining the integrity of the data that supports the safety and efficacy of our products

Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

We may implement new lines of business or offer new products and services within existing lines of business

There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

In general, demand for our products and services is highly correlated with general economic conditions

A substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. Declines in economic conditions in the U.S. or in other countries in which we operate may adversely impact our consolidated financial results. Because such declines in demand are difficult to predict, we or the industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products and services.

The Company will have to raise additional funds in order to sustain its current business plan

In order to achieve the Company's near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

We have not prepared any audited financial statements

Therefore, you have no audited financial information regarding the Company's capitalization or assets or liabilities on which to make your investment decision. If you feel the information provided is insufficient, you should not invest in the Company.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non- income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position in the period or periods for which determination is made.

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, healthcare reform and the implementation of the Patient Protection and Affordable Care Act,  unemployment tax rates, workers' compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, increased tax reporting and tax payment changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

In addition to the risks listed above, businesses are often subject to risks not foreseen or fully appreciated by the management. It is not possible to foresee all risks that may affect us. Moreover, the Company cannot predict whether the Company will successfully effectuate the Company's current business plan. Each prospective Purchaser of the Company's securities is encouraged to carefully analyze the risks and merits of an investment in the Securities and should take into consideration when making such analysis, among other, the Risk Factors discussed above.

THE COMPANY AND ITS BUSINESS

Company Overview

Tap Systems Inc. was founded in 2015 by two veteran technology entrepreneurs, Dovid Schick and Sabrina Kemeny, PhD.  The Company's goal has been to create disruptive methodologies and tools that provide novel, innovative and efficient methods of communicating with Bluetooth-enabled devices, including smartphones, tablets, computers, smart watches, VR and AR consoles and smart TVs.

The company's flagship product, the Tap Strap®, is a revolutionary wearable which turns any surface into a keyboard. Each time you tap your fingers, a character or command is sent to your Bluetooth-enabled device. Tap addresses an immediate market need for diverse use cases ranging from virtual reality to adaptive input for the blind and visually impaired.

The Tap Strap can be used for almost any digital writing, mouse control or input control.  It is highly mobile - being a hand wearable and requiring no specific surface, and can even be used without having to see what your hands are doing. Tap is also very easy to learn, requiring only about one tenth of the time that it takes to master a QWERTY keyboard. Tapping requires only one hand, and yet users often achieve speeds of over 70 words per minute.

The development of this product was spearheaded by Tap's research and development teams, consisting of seasoned software and hardware development talent.

In May 2016, Tap was unveiled for Beta testing and media promotion, and the  Company began shipping to customers in February 2018.

The Company recently introduced "Tap Strap 2," another breakthrough in interaction technology.  Tap Strap 2 is a more advanced, second generation, version of the Tap Strap that offers several powerful innovations, including AirMouse, the first plug-and-play gesture-based control system, and enhanced iPad integration.

On August 22, 2019, the Company commenced an offering of its shares on the StartEngine.com crowdfunding portal, pursuant to Reg CF (Regulation Crowdfunding) under which a maximum of $1,070,000 may be raised. In less than two months, the offering was fully subscribed. That offering was closed as of November 12, 2019.

Business Plan

At this stage, our focus is on three immediate and compelling market entry points.

The first, our largest market segment, is the consumer input market. Our customers purchase Tap to assist them in solving input challenges where the use of a standard keyboard would not be ideal. These situations range from mobile computing to ergonomics to gaming, as well as many other specialty situations. One of the drivers for the growth of this market is the increased adoption of Virtual and Augmented Reality headsets.

According to VentureBeat and Forbes, major consumer technology companies, such as Google, Facebook, Apple, Samsung and Microsoft as well as media and gaming developers are investing billions of dollars in this emerging category. While output has made great advances in recent years, there still is no effective method for language input. The only way to browse for content in a VR environment is by the slow and awkward "gaze and click" method. In addition, it is currently impossible to respond to texts or interact socially without taking off the VR goggles. With Tap, users can easily search and browse, compose texts and navigate menus from within the VR environment. We believe that this presents a significant market opportunity which provides tremendous growth potential for Tap.

The second market on which we focus is the business and enterprise market. There are many work situations in which a standard keyboard is not sufficient to perform a work task. For example, many tasks require that the operator perform a work function with one hand while entering data with the other hand. Tap is ideal for this common situation. In other situations, the work requires that the operator performs a task while moving from one area to another, and it is not possible or practical to carry a keyboard. In addition, many enterprises are adopting augmented reality headsets to assist their employees to perform their jobs. These devices have no keyboard capabilities at all, and Tap is a powerful solution to allow them to input while they work.

The third addresses the recent trend among blind and low vision individuals to adopt mobile technology. In recent years, powerful adaptive technologies such as Apple's voiceover and Google's Talkback have made smartphones and tablets accessible to the visually impaired. However, text input and device control are still slow and cumbersome. With Tap, which is an eyes-free tactile input system, blind users can input text and control their devices with the same speed and ease as sighted users.

This vertical is compelling, not only because of the strong need for the technology but also because adaptive devices command a substantially higher selling price than do consumer devices. In addition, the market is concentrated, easy to access from a marketing perspective and is growing rapidly as mobile technology continues to be widely adopted. We believe that this market provides Tap with a predictable and low costof-entry revenue base.

Voice input continues to improve. However, voice alone is an inadequate solution because of its inherent limitations: lack of privacy, difficulty correcting mistakes, dictation style is less precise than writing style, and difficult to use in noisy environments. Voice is also awkward to use for command-rich input, e.g. playing a game.

Competition

The Tap technology is relevant to the smart-wearable and mobile-device-interaction market, which includes smart watches, augmented and virtual reality headsets, as well as mobile phones and tablets. The total addressable market for peripherals in this category is estimated to grow from 99.4 million units in 2019 to 200.2 million units in 2023 (Statistica). This estimate does not include more conventional hand-held mobile devices, which have a combined installed base of over 2 billion users.

We believe that there are several companies that develop user-interaction devices for the smart wearables market. They generally utilize one of the following interaction methodologies: speech, air gestures and projected keys. Some of these companies are actual or potential competitors of the Company.

We believe that each of the aforementioned methodologies has inherent flaws: speech is a critical part of the future of interaction, but is not a comprehensive solution. Air gestures are slow, difficult to master, and cannot support complex input. Projected keys require eye focus, and two-hand use, and are susceptible to errors and speed issues.  Our Tap Strap products offer significant advantages over these methodologies.

Competitive companies include larger companies than  ours, such as UltraLeap, which sells an optical-based gesture recognition system; Vrvana, which has developed an optical-based hand tracking device for virtual reality; and Primesense, which is one of the original optical gesture recognition companies.

DIRECTORS AND OFFICERS OF THE COMPANY

The directors and officers of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years.

Dovid Schick.  Mr. Schick is the Company's Chief Executive Officer, Founder and a Director, and has served in these capacities since the Company's inception in 2015.  He is an electrical engineer and entrepreneur, and was the founder and former CEO of Schick Technologies, Inc., the first company to commercialize a real-time digital radiology system for dentists.  Mr. Schick took that company public in 1997, and it merged with Sirona Dental Systems in 2005.  Since retiring from Schick Technologies, Mr. Schick has advised numerous technology companies in the areas of semiconductors, digital imaging, medical devices and software.

Mr. Schick holds a B.S. degree in electrical engineering from the University of Pennsylvania's Moore School of Engineering.  He is the spouse of Dr. Kemeny.

Mr. Schick's current primary role is with the Company. As CEO, he is generally responsible for the overall success of the Company and for making top-level managerial decisions. His primary duties include communicating, on behalf of the Company, with shareholders, government entities, and the public; leading the development of the Company's short- and long-term strategies; creating and implementing the Company's vision and mission; evaluating the work of other executive leaders and personnel within the Company; maintaining awareness of the competitive market landscape, expansion opportunities, and industry developments; ensuring that the Company maintains high social responsibility wherever it does business; assessing risks to the Company and ensuring they are monitored and minimized; setting strategic goals and making sure they are measurable and describable.

Sabrina Kemeny, PhD.  Dr. Kemeny is the Company's Co-Founder, President and Corporate Secretary, and has served in these capacities since the Company's inception in 2015.  She has also served as a Director of the Company since July 2019. Dr. Kemeny co-invented camera-on-a-chip technology which revolutionized digital imaging and is at the core of every cell phone and digital camera.  Dr. Kemeny was co-founder and CEO of Photobit Corporation, the company that successfully commercialized the CMOS sensor technology.  Photobit was purchased by Micron.

Dr. Kemeny holds BS and MS degrees and a PhD, all in electrical engineering, from Columbia University.  She is the spouse of Mr. Schick.

Dr. Kemeny's current primary role is with the Issuer. As President and Corporate Secretary, she is responsible for communicating, on behalf of the Company, with shareholders, government entities, and the public; implementing the Company's short- and long-term strategies; maintaining awareness of the competitive market landscape, expansion opportunities and industry developments; ensuring that the company maintains high social responsibility wherever it does business.

Alec Marshall.  Mr. Marshall is a Director of the Company and has served in that capacity since July 2019.  In addition, since 2015, he has served as a consultant to the Company, providing marketing and product development expertise.  Since January 2016, he has been the Managing Partner of 1Silicone Drive, a California-based high performance marketing and creative agency focusing on early stage companies, brands, and entertainment clients, including Apple, Adobe, Avid, Nike, McKinsey, Oracle and TED.  Prior to that, Mr. Marshall led the application design team at Apple that launched the iTunes Music Store.

Mr. Marshall holds a bachelor's degree from the University of Virginia, and attended graduate school at Old Dominion University.

Mr. Marshall's current primary role is with 1Silicone Drive.  He currently serves approximately 2-5 hours per week in his role as a Director of the Company.

Eli Schick.  Mr. Schick is a Director of the Company and has served in that capacity since July 2019.  Since September 2013, he has been the Managing Member of Amidor Nurse Staffing, a healthcare staffing and recruiting firm which he founded.  Prior to that, Mr. Schick served as Director of Staffing for Platinum HR Services and as Director of Medical Products at Schick Technologies.

Mr. Schick received a bachelor's and Doctor of Divinity degrees from Yeshiva University.  He is the brother of Dovid Schick.

Mr. Schick's current primary role is with Amidor Nurse Staffing. He currently serves approximately 2-5 hours per week in his role as a Director of the Company.

Employees of the Company

The Company currently has 12 full-time employees and 1 part-time employee.

Indemnification

Indemnification is authorized by the Company to directors, officers or controlling persons acting in their professional capacity pursuant to Delaware law. Indemnification includes expenses such as attorney's fees and, in certain circumstances, judgments, fines and settlement amounts  actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct, unless a court of competent jurisdiction determines that such indemnification is fair and reasonable under the circumstances.

LITIGATION

The Company is currently a party to several related lawsuits, all venued in Israel, brought by Ran Poliakine, directly or through entities he controls.  Mr. Poliakine was one of the Company's three co-founders and all of these lawsuits relate, directly or indirectly, to his termination by the Company's Board of Directors in December 2017.

In December 2017, Mr. Poliakine filed a lawsuit in the District Court of Jerusalem (Israel) naming as Defendants the Company, its senior management and its wholly-owned Israeli subsidiary.  On October 31, 2019, this suit was dismissed by the court, without prejudice, on jurisdictional grounds, and Mr. Poliakine was ordered to pay expenses of NIS 20,000.

Additionally, on January 31, 2018, a company wholly-owned by Mr. Poliakine, Six Eye Interactive Ltd., filed a lawsuit in the District Court of Jerusalem (Israel) alleging breach of contract and naming as Defendants the Company, its senior management and its wholly-owned Israeli subsidiary.  Subsequently, on April 18, 2018, the Company and its subsidiary filed a counterclaim against Six Eye Interactive.  On January 28, 2020, the court informed the parties  that it would be scheduling a mediation session in an attempt to foster  settlement; however, no date has yet been set because of the current Coronavirus pandemic.

The Company believes that the foregoing lawsuits are without merit, has retained counsel and has been vigorously defending against plaintiff's claims. The Company does not believe that they will result in any material adverse outcome to the Company.  However, these lawsuits are subject to inherent uncertainties and management's view of these matters may change in the future.

There are two additional suits arising out of  Mr. Poliakine's termination by the Company's Board of Directors in December 2017, filed in the Jerusalem Regional Labor Court.  While they are related to the above suits, neither the Company nor its senior management nor its Israeli subsidiary are parties to either of these actions.  On February 4, 2018,  Six Eye Interactive filed suit in the Jerusalem Regional Labor Court, naming as Defendants seven of Six Eye's former employees, some of whom went on to work at the Company. This suit alleges that these former employees  breached certain obligations to Six Eye.  Currently, this case is effectively on hold, pending mediation.  Additionally, a separate lawsuit was filed on August 14, 2019 in  the Jerusalem Regional Labor Court by seven former Six Eye employees naming as Defendant Six Eye Interactive. This suit alleges that Six Eye failed and refused to make certain required payments to Plaintiffs, including salary.  In this action, the parties are currently in mediation.

OWNERSHIP AND CAPITAL STRUCTURE

Ownership

The following table sets forth information regarding beneficial ownership (fully diluted) of the Company's holders of 20% or more of any class of voting securities as of April 17, 2020.

Stockholder Name	Number of Securities Owned	Type of Security Owned	Percentage
Dovid Schick	5,145,882	Common Stock	24.19
Dovid Schick	2,680,000	Options & Warrants	12.59
Dovid Schick	3,800,000	Convertible Loans	17.86
Sabrina Kemeny PhD	4,040,000	Common Stock	18.99

The Company's Securities

The Company's outstanding securities include Common Stock, Options and Warrants, and Convertible Loans.

Common Stock.  The number of Shares authorized is 50,000,000 with a total of 13,695,681 shares issued and  outstanding.  Each Share has one vote. The Company has not authorized or issued any class of shares other than the Common Stock.

Options and Warrants.  There are a total of 3,394,152 Warrants and 265,875 employee stock options outstanding, of which none has been exercised to date.  Each of these Warrants and Options is convertible to Common Stock. The Warrants have an exercise price of $1.25 per share, and the Options have an exercise price of either $1.25 per share (for 150,875 Options) or $1.00 per share (for 115,000 Options).  All Warrants and Options expire after 10 years following their respective dates of issuance and may no longer be exercised after that date.

Convertible Loans.  These are loans to the Company that can be converted into Common Stock,  A total of 3,924,000 shares are reserved for issuance to the respective lenders in the event of such conversion. The terms of the Convertible Loans are outlined below:

Amount outstanding: $4,890,000.00

Maturity Date: February 20, 2022

Interest Rate: 0.0%

Discount Rate: 0.0%

Valuation Cap: $0.00

Conversion Price: Upon Maturity Date, at Option of Lender, at $1.25 per share

Security Interest:  In connection with the convertible loans, the Company pledged to the Lender a first priority security interest in all of the Company's personal property and other assets, including without limitation: (i) all copyrights, patents, trademarks and other intellectual property; (ii) all equipment; (iii) all fixtures; (iv) all inventory; (v) all cash and cash equivalents; (vi) all letters of credit; and (vii) all deposit accounts and securities accounts with any bank, financial institution, securities intermediary or otherwise (the "Collateral").  Furthermore, under the terms of the convertible loans, without the Lender's prior written consent, the Company may not grant or allow the imposition of a lien or security interest upon the Collateral, except for financing statements hereunder naming the Lender as the secured party.

Warrant Coverage: For a portion of the loans, for each share issued to the lender upon conversion, the Company is also to issue to the Lender, at no additional cost to Lender, one warrant to purchase an additional share of the Company's Common Stock at a strike price of $1.25.

Anti-Dilution Protection:  For a portion of the loans, until such time as they have been fully repaid or fully converted into shares of Common Stock, if the Company issues any securities (other than the issuance, vesting or exercise of any securities issued pursuant to a stock option plan approved by shareholders) for a consideration per share (the "New Issuance Price") that is less than $1.25 (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the conversion price then in effect as well as the warrant strike price shall be reduced to the New Issuance Price.

Early Repayment: Early repayment of the loans can be triggered in the event that: (a) the Company consolidates with or merges with or into another entity or person, (b) the Company sells all or substantially all of its assets to another entity or person, (c) a majority of the Company's equity securities are sold to another entity or person, or (d) an initial public offering of the Company's Common Stock, having gross proceeds of not less than $5,000,000, takes place; or (e) the Company defaults in the performance of any of its obligations under the applicable loan agreement.

DILUTION

Investors in the Offering should understand the potential for dilution. The investor's stake in the Company could be diluted due to the Company's issuance of additional shares. In other words, if and when the Company issues more shares, the percentage of the Company that you individually own will decrease, even though the value of the Company, as a whole, may increase.  This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible loans or warrants) into stock.

There are currently outstanding warrants and a convertible note, described below in "Previous Offerings of Securities," that once executed and converted will further dilute the current shareholders' stake in the Company.

PREVIOUS OFFERINGS OF SECURITIES

Tap Systems has made the following issuances of securities within the last three years:

Date: May 01, 2015

Name: Common Stock

Type of security sold: Equity

Final amount sold: $775,000

Number of Securities sold: 8,857,143

Use of proceeds: Startup expenses, research & development, production costs, retaining personnel, legal and accounting fees

Offering exemption: Section 4(a)(2)

Date: March 31, 2017

Name: Common Stock

Type of security sold: Equity

Final amount sold: $2,711,250

Number of Securities sold: 2,169,000

Use of proceeds: Research & development, marketing, production, and general operating expenses

Offering exemption: 506(b)

Date: August 02, 2018

Name: Common Stock with Warrant Coverage

Type of security sold: Equity

Final amount sold: $506,250

Number of Securities Sold: 405,000

Use of proceeds: Research & development, marketing, production, and general operating expenses

Offering exemption: 506(b)

Date: May 30, 2019

Name: Common Stock

Type of security sold: Equity

Final amount sold: $600,000

Number of Securities Sold: 600,000

Use of proceeds: Research & development, marketing, production, and general operating expenses

Offering exemption: Section 4(a)(2)

Date: April 25, 2019

Type of security sold: Convertible Notes

Final amount: $4,890,000

Use of proceeds: General research and development

Offering exemption: Section 4(a)(2)

Date: November 12, 2019

Name: Common Stock

Type of security sold: Equity

Final amount sold: $1,070,000

Number of Securities Sold: 1,070,000

Use of proceeds: Research & development, marketing, production, general operating expenses and line-of-credit repayment

Offering exemption: Regulation CF

REGULATORY INFORMATION

The Company has not previously failed to comply with the ongoing reporting requirements of 17 CFR Section 227.202 (Regulation Crowdfunding).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors," and elsewhere in this Form C-AR.

Results of Operations

The Company is in the business of developing, manufacturing and selling a revolutionary wearable input device called the Tap Strap. The Company recently introduced "Tap Strap 2," a more advanced, second generation, version of the Tap Strap.

We began shipping the Tap Strap to customers in February 2018.  Prior to that point, we had no revenues, and all manufacturing expenses were capitalized. Starting in February of 2018, the Company began to recognize revenue for the sale of our product, which amounted to $760,860 for the year 2018. Revenues consisted of sales of the Tap Strap, along with associated shipping fees.

Our largest expense has historically been research and development salaries and materials. Salaries were approximately $1,023,000 in 2018 and $998,112 in 2019.

In the future, we expect that our revenues will increase significantly, as awareness of our technology continues to increase and the overall market for wearable display devices continues to grow. Growth is driven both by improvements in our sales, marketing and distribution programs, as well as the increased maturing of technologies which utilize the Tap technology, such as augmented and virtual reality headsets.

Cost of Goods Sold

Cost of goods sold was $681,985 in fiscal year 2019, yielding a gross margin of 48% and a gross profit of $633,148. Cost of goods sold was $271,771 in fiscal year 2018, yielding a gross margin of 64.3% and a gross profit of $489,122.  Over time, as our sales volumes increase and we are able to take advantage of economies of scale and the implementation of cost reduction programs, we expect our gross margins to improve. We estimate that our average selling price will decrease by approximately 15% in 2020 compared to 2019, and by an additional 15% in 2021. This decline is driven primarily by more favorable pricing from the contract manufacturers who produce the Tap Strap for us.

Expenses

Expenses in fiscal years 2018 and 2019 respectively totaled $2,874,649, and $3,127,607. The increase in expenses reflects increased spending on sales and marketing activities as we began offering the Tap Strap product for sale. We expect that our R&D expenses will grow modestly over the coming year; however, we expect that our sales and marketing expenses will increase significantly as we expand our sales activities.

Net Loss
In fiscal years 2018 and 2019, the Company incurred losses of $2,455,549 and $2,607,213 respectively. The increased loss in 2019 reflects additional expenditures in sales and marketing activities, offset by gross profit from sales of the Company's product. We anticipate a gradual decline in our net loss as our revenues increase.

Liquidity and Capital Resources

Since its inception in 2015, the Company has raised $5,692,500 through the sale of equity in the form of common stock. In addition, the Company has borrowed $5,165,000 in the form of loans: this consists of $4,890,000 in convertible loans, with a significant majority of those loans made to the Company by its CEO, which may be converted into common stock at a price of $1.25 per share, and an additional loan of $200,000 from its CEO.  These loans do not carry any interest.  The Company has not sought or obtained any lines of credit or other credit facilities from any banks or other financial institutions.

We anticipate that the Company will consume less cash in 2020 than in 2019, as revenues increase, net loss decreases, and our investment in capital equipment decreases.

The Company is currently consuming cash on a monthly basis. Absent any other source of funds, the funds to be raised in future Offering are necessary for the continued viability of the Company.  As of December 31, 2019, the Company had $757,235 of cash, and 311,077 of saleable inventory.

It is anticipated that the funds received from the Company's recent Reg CF Offering will allow us to accelerate our marketing activities and to help fund our operations, both of which are critical to the Company's future success.

We incur monthly expenses, primarily in research and development and sales and marketing. We currently have an adequate amount of prepaid inventory on hand, and therefore do not anticipate any need to make substantial inventory purchases in the coming months. We are also increasing our rate of sales and decreasing our cost of acquisition per customer. We do not anticipate any significant capital expenses or increase in personnel during this period.

We expect our sales volumes to increase year over year, and we anticipate that the offering along with improved sales will provide operating capital at least through the end of 2020. We do not anticipate any significant capital expenses or increase in personnel during this period; however, we do anticipate that our expenditures in sales and marketing expenses will continue to rise as the Company increases its activities in both ecommerce and physical retail selling activities.

The Company is contemplating one or more additional capital raises some time in 2020, either in the form of a Reg CF offering or in a different form. Furthermore, to the extent necessary and depending on its eligibility, the Company may apply for lines of credit or other credit facilities from banks or other financial institutions.

Historical results and cash flows

We have historically incurred operating losses. For the first three years of the Company's history, we were in a research and development stage. In February, 2018, we introduced our product, the Tap Strap, into the market. Over the course of 2018, we incurred significant expenditures of approximately $500,000 in tooling costs for the manufacture of our product. In addition, we purchased our initial inventory to facilitate mass production. Revenues for our first year on the market were a relatively modest $761,000, with a gross margin of $489,000.

The trends for 2019 have been improving. Net revenues for 2019 nearly doubled, totaling $$1,315,132 compared with $$760,893  for 2018. Expenses in Research and Development have held fairly constant on a year-over-year basis. Sales and marketing expenses are increasing as we invest more heavily in expanding our selling activities. These expenditures are anticipated to decline as a percentage of sales as our sales continue to accelerate. We do anticipate further inventory purchases throughout the year; however, as our volumes increase, our unit prices for the Tap Strap are declining, and we expect our gross margins to improve. We anticipate that the Company will consume less cash in 2020 than in 2019, as revenues increase, net loss decreases, and our investment in capital equipment decreases. We anticipate that we will reach the cash-flow break-even point in 2020, as our annual revenues are expected to reach the $3 million point.

Our results of operations may be negatively impacted by the coronavirus outbreak

In December 2019, the 2019 novel coronavirus surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, Japan and Australia have initiated travel restrictions to and from China. The full impact of the outbreak is unknown and rapidly evolving.

We rely on third-party suppliers and manufacturers in China. This outbreak has caused some delays to our supply chain which is likely to result in our taking delivery of less Tap Straps in 2020 than we originally projected.  Furthermore, there is a risk that potential customers will delay or forego their purchase of our product in the current environment. These would likely impact our sales and operating results.  However, to date, the outbreak has not had a material adverse impact on our operations.

The future impact of the outbreak is highly uncertain and cannot be predicted.  A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products.  The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

TRANSACTIONS WITH RELATED PERSONS

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10 percent or more of the Company's outstanding voting equity securities, calculated on the basis of voting power; any promoter of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.

The Company has conducted the following transactions with related persons:

Indebtedness

Creditor: Dovid Schick

Amount Owed: $4,750,000

Interest Rate: 0.0%

Maturity Date: February 20, 2022

The conversion price applicable to these convertible loans is $1.25 per share. These loans are secured by a security interest in the Company's assets. In addition, for a portion of the loans, warrant coverage is provided, as follows: for each share issued to the lender upon conversion, the Company is also to issue to the Lender, at no additional cost to Lender, one warrant to purchase an additional share of the Company's common stock at a strike price of $1.25.

Furthermore, for a portion of the loans, anti-dilution protection has been granted as follows: Until such time as the Loan has been fully repaid or fully converted into shares of common stock of the Company, if the Company issues any securities (other than the issuance, vesting or exercise of any securities issued pursuant to a stock option plan approved by shareholders) for a consideration per share (the "New Issuance Price") less than $1.25 (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the conversion price then in effect as well as the warrant strike price shall be reduced to the New Issuance Price.

Finally, early repayment of the loan can be triggered in the event that: (a) the Company consolidates with or merges with or into another entity or person, (b) the Company sells all or substantially all of its assets to another entity or person, (c) a majority of the Company's equity securities are sold to another entity or person, or (d) an initial public offering of the Company's Common Stock, having gross proceeds of not less than $5,000,000 takes place; or (e) the Company defaults in the performance of any of its obligations under the applicable loan agreement.

Creditor: Ran Poliakine

Amount Owed: $100,000

Interest Rate: 0.0%

Maturity Date: April 30, 2018

The conversion price applicable to these convertible loans is $1.25 per share. This loan is secured by a security interest in the Company's assets. To date, the lender has not made an election with respect to the conversion of the principal amount of his loan into shares of common stock of the Company.

Creditor: Dovid Schick

Amount Owed: $200,000

Interest Rate: 0.0%

Maturity Date: September 30, 2019

The Company has the use of a $200,000 line of credit facility from Dovid Schick, the Company's CEO. The Company secured this credit line for the purpose of financing its purchase of inventory of its Tap Strap product. The Company has drawn down the full amount available under this line of credit.

Financial Statements

Our financial statements for fiscal years ended December 31, 2018 and 2019 can be found at Exhibit A to this Memorandum.

Bad Actor Disclosure

None

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

The issuer also certifies that the attached financial statements are true and complete in all material respects.

/s/Dovid Schick

(Signature)

Dovid Schick

(Name)

Chief Executive Officer

(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

/s/Dovid Schick

(Signature)

Dovid Schick

(Name)

CEO, Principal Executive Officer  and Director, Principal Financial Officer and Principal Accounting Officer

(Title)

April 30, 2020

(Date)

/s/Sabrina Kemeny

(Signature)

Sabrina Kemeny

(Name)

President and Director

(Title)

April 30, 2020

(Date)

/s/Alec Marshall

(Signature)

Alec Marshall

(Name)

Director

(Title)

April 30, 2020

(Date)

/s/Eli Schick

(Signature)

Eli Schick

(Name)

Director

(Title)

April 30, 2020

(Date)

TAP SYSTEMS INC.

EXHIBITS

Exhibit A Financial Statements

I, Dovid Schick, the President & CEO of Tap Systems Inc., does hereby certify that the financial statements of Tap Systems Inc. and notes thereto for the periods ending December 2019 included in this Form C-AR are true and complete in all material respects and that the information below reflects accurately the information reported on our federal income tax returns.

IN WITNESS THEREOF, this Principal Executive Officer's Financial Statement Certification has been executed as of April 30, 2020.

Signature:  /s/ Dovid Schick

Name:  Dovid Schick

The accompanying notes are an integral part of these financial statements
1

TAP SYSTEMS INC.
Consolidated Balance Sheets
As of December 31, 2019 and 2018

ASSETS

	2019	2018
Current assets	Unaudited/ Not reviewed	Reviewed

Cash	$757,235	$354,031
Accounts receivable, net of allowance for bad debts	5,748	-
Inventories	311,077	386,879
Prepaid expenses and other receivable	52,297	11,069
Total current assets	$1,126,357	$751,979

Property and equipment, net (Note 2)	117,533	239,858
Total property and equipment	$117,533	$239,858

Other assets
Deferred tax assets (Note 6)	1,868,898	1,868,898
Total other assets	$1,868,898	$1,868,898

Total assets	$3,112,788	$2,860,735

LIABILITIES and SHAREHOLDERS' EQUITY
	2019	2018
	Unaudited/ Not reviewed	Reviewed
Current liabilities
Accounts payable	$73,364	$24,982
Accrued expenses	29,402	71,604
Credit card payable	113,752	31,014
Taxes payable	7,241	-
Other current liabilities	244,790	58,819
Total current liabilities	$468,548	$186,419

Long term liabilities
Loan from related parties	4,890,000	4,175,000
Interest payable	245,386	140,439
Other payable	275,000	275,000
Total other liabilities	$5,410,386	$4,590,439

Shareholders' equity
Common stock (Note 7)	5,771,884	4,018,923
Accumulated translation adjustment	7,206	2,177
Retained earnings	(5,937,223)	(4,075,611)
Net Income	(2,608,013)	(1,861,612)
Total shareholders' equity	$(2,766,145)	$(1,916,123)

Total liabilities and shareholders' equity
	$3,112,788	$2,860,735

The accompanying notes are an integral part of these financial statements
2

TAP SYSTEMS INC.
Consolidated Statements of Income and Retained Earnings
As of December 31, 2019 and 2018

	2019	2018
	Unaudited/ not reviewed	Reviewed

Sales	$1,315,132	$760,893

Cost of sales	(681,985)	(271,771)

Gross profit	$633,148	$489,122

Selling and Operating expenses (Schedule I)	(3,127,607)	(2,874,649)

Income from operations	$(2,494,459)	$(2,385,527)

Other income (expense):
Exchange gain (loss)	(9,518)	4,476
Interest income (expense)	(104,865)	(74,498)
Other Income	1,629
Total other income	$(112,754)	$(70,022)

Income before income taxes	$(2,607,213)	$(2,455,549)

Income taxes (Note 6)	(800)	(800)
Tax expenses - Deferred		594,737.00

Net income (loss)	$(2,608,013)	$(1,861,612)

The accompanying notes are an integral part of these financial statements
3

TAP SYSTEMS INC.
Consolidated Statements of Cash Flows
As of December 31, 2019 and 2018

	2019	2018
	Unaudited/ not reviewed	Reviewed
Cash flows from operating activities
Net income (loss)	$(2,608,013)	$(1,861,612)
Retained Earning adjustment
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	164,697	100,096
(Increase) decrease in:
Accounts receivable	(5,748)	3,957
Inventories	75,802	(386,879)
Deferred tax assets		(594,737)
Prepaid expenses	(41,228)	79,156
Increase (decrease) in:
Accounts payable	48,382	24,982
Credit card payable	82,738	(31,485)
Accrued expenses	(42,202)	71,604
Interest payable	104,947	74,692
Other current liabilities	193,212	(107,840)

Net cash provided (used) by operating activities	$(2,027,415)	$(2,628,066)

Cash flows from investing activities
Cash used for acquisition of equipment	(42,371)	(242,025)

Net cash provided (used) by investing activities	$(42,371)	$(242,025)

Cash flows from financing activities
Loans from related parties	715,000	2,507,673
Loans payable		275,000
Proceeds from issuance of common stock	1,752,961
Acc. Translation adjustment	5,029	2,190
Net cash provided (used) by financing activities	$2,472,991	$2,784,863

Net increase (decrease) in cash and cash equivalents	403,204	(85,228)

Cash and cash equivalents at beginning of year	354,031	439,259

Cash and cash equivalents at end of year (Note 1)	$757,235	$354,031

Supplemental disclosures
Income taxes paid	$800	$800
Interest paid	-	-

The accompanying notes are an integral part of these financial statements
4

TAP SYSTEMS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of TAP SYSTEMS INC. and its subsidiaries (collectively the company) is presented to assist in understanding the Company's consolidated financial statements. The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.

Organization and Nature of Operations

TAP SYSTEMS INC. (TAP SYSTEM) was incorporated in Feb 3, 2015 under the law of State of Delaware.  On March 15, 2016， TAP SYSTEM relocated its registered office to California under the corporate laws of the State of California. TAP SYSTEM is an innovative company that focuses on the development of intelligent wearable gadgets and distributes those products via online platforms.

TAP WITH US LTD (TAP US) was incorporated on November 6, 2017 under the laws of Israel, which is a 100% subsidiary of TAP SYSTEM. TAP US is funded by TAP SYSTEM and solely provides R&D services to TAP SYSTEM.

Principles of Accounting

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America and have been consistently applied.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period's reports.

Estimates are used when accounting for certain items such as allowances for doubtful account; employee compensation program; depreciation lives; asset retirement obligation; legal and tax contingence; inventory values; deferred tax assets, including valuation allowances. Estimates are based on historical experience, where applicable and other assumptions that management believes are reasonable under the circumstances. Accordingly, actual results may differ from those estimates under different assumptions or conditions.

Revenue Recognition

The company recognizes revenue upon shipment of products to the customer at which time title and risk of loss transfers to the customer. Gross sales are reduced by returns and discounts.

5

TAP SYSTEMS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

Cash and cash equivalents represent cash in banks and intermediate payment processing platform - another monetary related balance. All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

Concentration

Majority of the monetary balanced in the United States is maintained by J.P Morgan Chase Bank unless is not yet transferred from payment solution intermediate platforms. The out of states cash is stored in TWU Israel Bank Account. The Federal Deposit Insurance Corporation insures deposits held with each bank up to $250,000 only.

Accounts Receivable and Allowance for Doubtful Accounts

The Company's accounts receivable consists of amounts due and receivable in the ordinary course of its business from customers. The allowance for bad debt is based primarily on an analysis of historical bad debt experience, current receivable aging, and expected future write- offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized as bad debt expense. The accounts receivable balances are reviewed monthly, while the allowance is reviewed on a quarterly base for adequacy. In 2018, all the account receivable was assumed to be collectible, and no allowance for bad debts was estimated.

Inventories

Inventories, which consist of purchased finished goods, are valued at the lower of cost or net realizable value. Cost is determined by the weighted average method of accounting.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of two to fifteen years, using the straight-line method for financial reporting.

Shipping and Handling Fees and Costs

All shipping and handling fees charged to customers are included in the net sales, and the shipping and handling costs for goods shipped from the Company to customers are included in operating expenses in the consolidated statements of operations.

6

TAP SYSTEMS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company utilizes the asset and liability method as required by FASB Accounting Standards Codification 740, Income Taxes. Deferred income taxes reflect the future tax effect of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

As in current stage of operating, portions of products of the company are still under development. During the introduction stage of product life cycle, the company managed to distribute tremendous budgeting regarding marketing, research & development, and other SG&A related activities. Thus, the company had operating loss in 2018 and 2019.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on a straight-line method over the estimated useful life of the asset. Property and equipment are summarized by major classifications as follows:

	2019	2018
Computer	$12,249	$11,516
Furniture & Equipment	11,499	6,450
Tooling	365,025	328,431
Less: accumulated depreciation	(271,240)	(106,540)
Net Fix Assets	$117,533	$239,857

The following is a summary of the depreciation methods and lives for each class of assets:

	Method	Useful Life
Computer	Straight- Line	3 years
Furniture & Equipment	Straight- Line	15 years
Tooling	Straight- Line	2 years

Tooling was acquired from two major vendors for the prototype of innovative wearable keyboard devices and was only designated two years useful life due to rapid innovation.

Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense. The company performs reviews for the impairment of fixed assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Total depreciation for the years ended December 31, 2019 and 2018 were $160,426 and $100,096.

7

TAP SYSTEMS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019 and 2018

NOTE 3– TOTAL LOAN PAYABLE

The following table summarizes the loan profile representing financing activities that support daily operating activities.

	2019	2018
David Schick	$4,750,000	$4,050,000
Ran Poliakine	100,000	100,000
Others	40,000	25,000
Net Fix Assets	$4,890,000	$4,175,000

The company and David Schick (the lender) entered into two loan and security agreements with the effective date as of April 30, 2016 and February 21, 2018, respectively, with the aggregate principal loan amount of $4,750,000. The lender has the sole option for all or part of the unpaid principal of the loan to converted into shares of common stock of the company with one dollar twenty-five cents ($1.25) per share. If the lender elects not to covert the outstanding loan into shares, then the company will repay to the lender the full unconverted principal of the loan on or before the earlier of :(i) February 20, 2020; (ii) the date which is one(1) business day following the occurrence of any of the following : (a)the Borrower consolidates with or merges with or into another entity or person, (b) the company sells all or substantially all of its assets to another or person, (c) a majority of the company's equity securities are sold to another entity or person, or (d) an initial public offering of the company's common stock having gross proceeds of not less than $5,000,000; or (iii) the company's default in the performance of any of its obligations under this agreement.

Another loan agreement with Ran Poliakine was signed on April 30, 2016 and expired on April 30, 2018. No extended term was negotiated for this loan due to the lawsuit in Note 8.

Interests rate were assessed at 2.5% for both loans.

NOTE 4-ACCUMULATED TRANSLATION ADJUSTMENT

The company conducts transactions in more than one currency, so the preparation of financial statements in a single currency requires that changes in the relationship between different units of currency be recognized and measured.

The exchange rates of the NIS (Israeli New Shekel) to 1 US Dollar, as of the balance sheet date are:

Date	NIS
Dec 31, 2019	3.456
Dec 31, 2018	3.748

8

TAP SYSTEMS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019 and 2018

NOTE 5 - LEASING AGREEMENT

On Dec 31, 2017, TAP US signed the unprotected sublease agreement with W.S.C. SPORTS TECHNOLOGIES LTD., for the premises located on the 28th floor of the building at 4 Ariel Sharon St. Givatayim. The agreement has two- year term and will be terminated on Dec 31, 2019. The premise is designated to support Israeli subsidiary operation.

On Mar 19, 2018 TAP SYSTEM INC signed the membership agreement with WEWORK for 2006Q 1-person desk in Pasadena, CA. The lease is based on monthly basis of $450.00 per month.

NOTE 6 - INCOME TAXES

Provision for (benefits from) income taxes consisted of the following:

	2019	2018
Current taxes
Federal	$-	$-
State	800	800
Total	$800	$800
Deferred tax assets
Federal		$1,193,160
State		675,738
Net deferred tax assets (liabilities):	$-	$1,868,898

The Company adopted FASB Accounting Standard Codification 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more- likely-than-not to be sustained upon examination by taxing authorities.

Deferred tax assets arose from current net operating loss and timing difference on depreciation expense computation between financial reporting and income tax returns. The measurement of deferred tax assets is reduced or suspended, if necessary, by the amount of any tax benefits that are not expected to be realized. The net operating loss is allowed to offset future taxable income.

The company has no final tax assessments and it has not yet been assessed by the tax professionals for 2019.

9

TAP SYSTEMS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019 and 2018

NOTE 7 - COMMON STOCKS

As of December 31, 2019, the company has issued total of 21,193,708 shares, which 13,609,681 were issued as common stock, 3,924,000 were issued upon loan conversions, and 3,660,027 were issued upon exercise of options and warrants. The grand total source of cash from contributions up to date by Dec 31, 2019 was $10,660,461.20.

As of February 2, 2018, upon all outstanding shares and investment, $4,650,000 was contributed by David Schick who held 11,625,882 shares, $400,000 was contributed by Sabrina Kemeny who held 4,040,000 shares, $275,000 was contributed by Ran Poliakine who held 1,017,143 shares, and $3,835,461.20 was contributed by outside investors holding a total of 4,510,683 shares.

On August 22, 2019, the Company commenced an offering of its shares on the StartEngine.com crowdfunding portal, pursuant to Reg CF (Regulation Crowdfunding) under which a maximum of $1,070,000 may be raised. In less than two months, the offering was fully subscribed. That offering was closed as of November 12, 2019.

The following ownership percentages are as of December 31, 2019 and are fully diluted and include founder shares, private placement, convertible loan, and options:

Shareholder name	% of Ownership
David Schick	54.86%
Sabrina Kemeny	19.06%
Ran Poliakine	4.8%
Outsider investors	21.28%

Note 8 - CONTINGENCIES

Three lawsuits have been submitted in Israel against the company, 7 key employees and directors. All the lawsuits are based on the same commercial dispute. A counter lawsuit has been filed and the parties have been referred to mediation by local court. There is no provision recorded in these financial statements.

10

TAP SYSTEM INC

CONSOLIDATED FINANCIAL STATEMENTS
WITH
INDEPENDENT ACCOUNTANT'S REVIEW REPORT

December 31, 2018 and 2017

11

Joseph Chen & Zhu, LLP

INDEPENDENT ACCOUNTANT'S REVIEW REPORT

To the Board of Directors of
TAP SYSTEM, INC

We have reviewed the accompanying consolidated financial statements of TAP SYSTEM INC Company, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. A review includes primarily applying analytical procedures to management's financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement whether due to fraud or error.

Accountant's Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the consolidated financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results our procedures provide a reasonable basis for our conclusion.

Accountant's Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Joseph Chen & Zhu, LLP
Irvine, CA
July 15, 2019

2081 Business Center Drive. Suite 250, Irvine, CA 92612 www.jczcpas.com	13

TAP SYSTEM INC.
Consolidated Balance Sheet
As of December 31, 2018 and 2017

ASSETS
	2018	2017
Current assets
Cash (Note 1)	$354,031	$439,259
Accounts receivable, net of allowance for bad debts (Note 1)	-	3,957
Inventories	386,879	-
Prepaid expenses	11,069	90,226
Total current assets	$751,979	$533,44

Property and equipment, net (Note 2)	239,858	97,941
Total property and equipment	$239,858	$97,941

Other assets
Deferred tax assets (Note 6)	1,868,898	1,274,161
Total other assets	$1,868,898	$1,274,161

Total assets	$2,860,735	$1,905,544

LIABILITIES and SHAREHOLDERS' EQUITY

	2018	2017

Current liabilities	$24,982	$-
Accounts payable
Accrued expenses	71,604	-
Credit card payable	31,014	62,499
Taxes payable	-	1,436
Other current liabilities	58,819	165,223
Total current liabilities	$186,419	$229,158

Long term liabilities
Loan Payable	4,175,000	1,700,000
Interest payable	140,439	65,747
Other payable	275,000	-
Total other liabilities	$4,590,439	$1,765,747

Shareholders' equity	4,018,923	3,986,250
Common stock (Note 7)
Accumulated translation adjustment	2,177	-
Retained earnings	(4,075,611)	(3,129,881)
Net Income	(1,861,612)	(945,730)
Total shareholders' equity	$(1,916,123)	$(89,361)

Total liabilities and shareholders' equity	$2,860,735	$1,905,544

The accompanying notes are an integral part of these financial statements
2

TAP SYSTEM INC.
Consolidated Statements of Income and Retained Earnings
For the Years Ended December 31, 2018 and 2017

	2018	2017

Sales	$760,893	$-

Cost of sales	(271,771)	-

Gross profit	$489,122	$-

Selling and Operating expenses (Schedule I)	(2,874,649)	(2,153,344)

Income from operations	$(2,385,527)	$(2,153,344)

Other income (expense):
Exchange gain (loss)	4,476	-
Interest income (expense)	(74,498)	(65,747)

Total other income	$(70,022)	$(65,747)

Income before income taxes	$(2,455,549)	$(2,219,091)

Income taxes (Note 6)	(800)	(800)
Tax expenses - Deferred	594,737.00	1,274,161

Net income (loss)	$(1,861,612)	$(945,730)

Retained earnings, beginning of year	(4,075,611)	(3,129,881)

Retained earnings, end of year	$(5,937,223)	$(4,075,611)

The accompanying notes are an integral part of these financial statements
3

TAP SYSTEM INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities
Net income (loss)	$(1,861,612)	$(945,730)
Retained Earning adjustment	-	8,260
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	100,096	6,861
(Increase) decrease in:
Accounts receivable	3,957	(3,957)
Inventories	(386,879)	-
Deferred tax assets	(594,737)	(1,274,161)
Prepaid expenses	79,156	(90,226)
Increase (decrease) in:
Accounts payable	24,982	-
Credit card payable	(31,485)	45,935
Accrued expenses	71,604	-
Interest payable	74,692	65,747
Other current liabilities	(107,840)	166,659
Net cash provided (used) by operating activities	$(2,628,066)	$(2,020,612)

Cash flows from investing activities
Cash used for acquisition of equipment	(242,025)	(104,373)
Net cash provided (used) by investing activities	$(242,025)	$(104,373)

Cash flows from financing activities
Loan payable	2,507,673	2,156,759
Other payable	275,000	-
Acc. Translation adjustment	2,190	-
Net cash provided (used) by financing activities	$2,784,863	$2,156,759
Net increase (decrease) in cash and cash equivalents	(85,228)	31,774

Cash and cash equivalents at beginning of year	439,259	407,485

Cash and cash equivalents at end of year (Note 1)	$354,031	$439,259

Supplemental disclosures
Income taxes paid	$800	$800
Interest paid	-	-

The accompanying notes are an integral part of these financial statements
4

TAP SYSTEM INC.
Consolidated Schedules of Selling and Operating Expenses
For the Years Ended December 31, 2018 and 2017

Schedule I

	2018	2017
Advertising	$244,284	$80,869
Bank charges	2,918	5,595
Commission	26,657	-
Conference	20,091	17,275
Depreciation	100,096	6,861
Due & Subscrioptions	17,108	10,558
Entertainment & Meals	38,214	2,590
Freight expenses	81,951	4,889
Insurance	6,915	531
Legal fee & professional fee	388,515	107,571
Office supplies	35,550	73,009
Outside services	354,059	948,102
Payroll expenses	1,023,060	391,027
Payroll service fee	1,280	534
Postage & courier	123	149
Public Relations	86,277	96,919
Rent	120,900	10,513
Recruitment	12,353	251
Research & development materials	118,180	192,704
Taxes & licenses	23,299	775
Travel	170,364	199,969
Travel - meals	2,455	2,653
Total operating expenses	$2,874,649	$2,153,344

The accompanying notes are an integral part of these financial statements
5

TAP SYSTEM INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2018 and 2017

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of TAP SYSTEM INC and its subsidiaries (collectively the company) is presented to assist in understanding the Company's consolidated financial statements. The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.

Organization and Nature of Operations

TAP SYSTEM INC (TAP SYSTEM) was incorporated in Feb 03, 2015 under the law of State of Delaware. In March 15, 2016， TAP SYSTEM relocated its registered office to California under the corporate laws of the State of California. TAP SYSTEM is an innovated company that focuses to develop intelligent wearable gadgets and distributes via online platforms.

TAP WITH US LTD (TAP US) was incorporated on November 6, 2017 under the laws of Israel, which is a 100% subsidiary of TAP SYSTEM. TAP US is funded by TAP SYSTEM and solely provides R&D services to TAP SYSTEM.

Principles of Accounting

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America and have been consistently applied.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period's reports.

Estimates are used when accounting for certain items such as allowances for doubtful account; employee compensation program; depreciation lives; asset retirement obligation; legal and tax contingence; inventory values; deferred tax assets, including valuation allowances. Estimates are based on historical experience, where applicable and other assumptions that management believes are reasonable under the circumstances. Accordingly, actual results may differ from those estimates under different assumptions or conditions.

Revenue Recognition

The company recognizes revenue upon shipment of products to the customer at which time title and risk of loss transfers to the customer. Gross sales are reduced by returns and discounts.

6

TAP SYSTEM INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2018 and 2017

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

Cash and Cash Equivalents

Cash and cash equivalents represent cash in banks and intermediate payment processing platform

- another monetary related balance. All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

Concentration

Majority of the monetary balanced in the United States is maintained by J.P Morgan Chase Bank unless is not yet transferred from payment solution intermediate platforms. The out of states cash is stored in TWU Israel Bank Account. The Federal Deposit Insurance Corporation insures deposits held with each bank up to $250,000 only.

Accounts Receivable and Allowance for Doubtful Accounts

The Company's accounts receivable consists of amounts due and receivable in the ordinary course of its business from customers. The allowance for bad debt is based primarily on an analysis of historical bad debt experience, current receivable aging, and expected future write- offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized as bad debt expense. The accounts receivable balances are reviewed monthly, while the allowance is reviewed on a quarterly base for adequacy. In 2018, all the account receivable was assumed to be collectible, and no allowance for bad debts was estimated.

Inventories

Inventories, which consist of purchased finished goods, are valued at the lower of cost or net realizable value. Cost is determined by the weighted average method of accounting.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of two to fifteen years, using the straight-line method for financial reporting.

Shipping and Handling Fees and Costs

All shipping and handling fees charged to customers are included in the net sales, and the shipping and handling costs for goods shipped from the Company to customers are included in operating expenses in the consolidated statements of operations.

7

TAP SYSTEM INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2018 and 2017

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

Income Taxes

The Company utilizes the asset and liability method as required by FASB Accounting Standards Codification 740, Income Taxes. Deferred income taxes reflect the future tax effect of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

As in current stage of operating, portions of products of the company are still under development. During the introduction stage of product life cycle, the company managed to distribute tremendous budgeting regarding marketing, research & development, and other SG&A related activities. Thus, the company had operating loss in 2017 and 2018.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on a straight-line method over the estimated useful life of the asset. Property and equipment are summarized by major classifications as follows:

	2018	2017
Computer	$11,516	-
Furniture & Equipment	6,450	-
Tooling	328,431	104,373
Less: accumulated depreciation	(106,540)	(6,432)
Net Fix Assets	$239,857	$97,941

The following is a summary of the depreciation methods and lives for each class of assets:

	Method	Useful Life
Computer	Straight- Line	3 years
Furniture & Equipment	Straight- Line	15 years
Tooling	Straight- Line	2 years

Tooling was acquired from two major vendors for the prototype of innovative wearable keyboard devices and was only designated two years useful life due to rapid innovation.

Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense. The company performs reviews for the impairment of fixed assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Total depreciation for the years ended December 31, 2018 and 2017 were $100,096 and $6,861.

8

TAP SYSTEM INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2018 and 2017

NOTE 3– TOTAL LOAN PAYABLE

The following table summarizes the loan profile representing financing activities that support daily operating activities.

	2018	2017
David Schick	$4,050,000	1,600,000
Ran Poliakine	100,000	100,000
Others	25,000	-
Net Fix Assets	$4,175,000	$1,700,000

The company and David Schick (the lender) entered into two loan and security agreements with the effective date as of April 30, 2016 and February 21, 2018, respectively, with the aggregate principal loan amount of $4,550,000. The lender has the sole option for all or part of the unpaid principal of the loan to converted into shares of common stock of the company with one dollar twenty-five cents ($1.25) per share. If the lender elects not to covert the outstanding loan into shares, then the company will repay to the lender the full unconverted principal of the loan on or before the earlier of :(i) February 20, 2020; (ii) the date which is one(1) business day following the occurrence of any of the following : (a)the Borrower consolidates with or merges with or into another entity or person, (b) the company sells all or substantially all of its assets to another or person, (c) a majority of the company's equity securities are sold to another entity or person, or (d) an intital public offering of the company's common stock having gross proceeds of not less than $5,000,000; or (iii) the company's default in the performance of any of its obligations under this agreement.

Another loan agreement with Ran Poliakine was signed on April 30, 2016 and expired on April 30, 2018. No extended term was negotiated for this loan due to the lawsuit in Note 8.

Interests rate were assessed at 2.5% for both loan.

NOTE 4-ACCUMULATED TRANSLATION ADJUSTMENT

The company conducts transactions in more than one currency, so the preparation of financial statements in a single currency requires that changes in the relationship between different units of currency be recognized and measured.

The exchange rates of the NIS (Israeli New Shekel) to 1 US Dollar, as of the balance sheet date are:

Date	NIS
Dec 31, 2018	3.748
Dec 31, 2017	3.467

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TAP SYSTEM INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2018 and 2017

NOTE 5 – LEASING AGREEMENT

On Dec 31, 2017, TAP US signed the unprotected sublease agreement with W.S.C. SPORTS TECHNOLOGIES LTD., for the premises located on the 28th floor of the building at 4 Ariel Sharon St. Givatayim. The agreement has two- year term and will be terminated on Dec 31, 2019. The premise is designated to support Israeli subsidiary operation.

On Mar 19, 2018 TAP SYSTEM INC signed the membership agreement with WEWORK for 2006Q 1-person desk in Pasadena, CA. The lease is based on monthly basis of $450.00 per month.

NOTE 6 - INCOME TAXES

Provision for (benefits from) income taxes consisted of the following:

	2018	2017
Current taxes	$-	$-
Federal
State	800	800
Total	$800	$800

Deferred tax assets	$1,193,160	$807,362
Federal	675,738	466,799
State
Net deferred tax assets (liabilities):	$1,868,898	$1,274,161

The Company adopted FASB Accounting Standard Codification 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more- likely-than-not to be sustained upon examination by taxing authorities.

Deferred tax assets arose from current net operating loss and timing difference on depreciation expense computation between financial reporting and income tax returns. The measurement of deferred tax assets is reduced or suspended, if necessary, by the amount of any tax benefits that are not expected to be realized. The net operating loss is allowed to offset future taxable income.

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TAP SYSTEM INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2018 and 2017

NOTE 7 – COMMON STOCKS

As of December 31, 2018, the company has issued total of 17,573,422 shares, which 11,445,493 were issued as common stock, 3,360,000 were issued upon loan conversions, and 2,787,929 were issued upon exercise of options and warrants. The grand total source of cash from contributions up to date by Dec 31, 2018 was $8,167,500.00.

As of February 2 2018, upon all outstanding shares and investment, $4,650,000 was contributed by David Schick who held 9,560,000 shares, $400,000 was contributed by Sabrina Kemeny who held 4,040,000 shares, $275,000 was contributed by Ran Poliakine who held 1,017,143 shares, and $2,842,500 was contributed by outside investors holding a total of 2,856,279 shares.

After fully diluted of all the types of contribution including founder shares, private placement, convertible loan, and options, the shareholder structure as of December 31, 2018 is in the following:

Shareholder name	% of Ownership

David Schick	54.34%
Sabrina Kemeny	22.96%
Ran Poliakine	5.78%
Outsider investors	16.92%

Note 8 - CONTINGENCIES

Three lawsuits have been submitted in Israel against the company, 7 key employees and directors. All the lawsuits are based on the same commercial dispute. A counter lawsuit has been filed and the parties have been referred to mediation by local court. There is no provision recorded in these financial statements.

NOTE 9 - SUBSEQUENT EVENT

In compliance with ASC 855, Subsequent Events, management has evaluated subsequent events through July 15, 2019, the date the financial statements were available to be issued. In the opinion of Management, there were no other subsequent events requiring recognition or disclosure in the financial statements.

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